Exhibit 10.45

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is by and between Prime Medical Services, Inc., a Delaware corporation (“Employer”) and John Q. Barnidge, an individual (“Executive”), and shall be effective as of April 1, 2002 (the “Effective Date”).

Preliminary Statements

Executive desires to be employed by Employer upon the terms and conditions stated herein, and Employer desires to employ Executive provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

Employer and Executive have specifically determined that the terms of this Agreement are fair and reasonable.

Statement of Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

Term; Termination; Prior Agreements.

Section 1.1 Term. Employer hereby hires Executive and Executive accepts such employment for an initial term of two years commencing on the Effective Date.

Section 1.2 Termination Upon Expiration. The term of this Agreement shall automatically renew for successive one year periods immediately following the expiration of the initial two year term and each successive one-year term thereafter. Either Executive or Employer may provide the other party with written notice of non-renewal not less than 60 days prior to the expiration of the then current term, and, as long as neither Executive nor Employer terminates or gives notice of termination of this Agreement pursuant to the other terms and provisions contained herein, then this Agreement shall terminate automatically upon the expiration of the term during which notice of non-renewal is properly given pursuant to this Section. Neither the provision of written notice of non-renewal, nor the termination upon expiration of this Agreement following delivery of written notice of non-renewal, shall itself be deemed a termination of this Agreement by any party pursuant to any other Section of this Agreement.

Section 1.3 Termination Upon Death or Permanent Disability. This Agreement shall be automatically terminated on the death of Executive or on the permanent disability of Executive if Executive is no longer able to perform in all material respects the usual and customary duties of Executive’s employment hereunder. For purposes hereof, any condition which in reasonable likelihood is expected to impair Executive’s ability to materially perform Executive’s duties hereunder for a period of three months or more shall be considered to be permanent.

Section 1.4 Termination for Cause. If this Agreement has not been previously terminated, and no party has previously given notice of termination pursuant to Section 1.5, Section 1.6 or Section 1.7, then Employer may terminate this Agreement “for cause” if:

(a) In connection with the business of Employer, Executive is convicted of an offense constituting a felony or involving moral turpitude; or

(b) in a material and substantial way, (i) Executive (A) violates any written policy of Employer, (B) violates any provision of this Agreement, (C) fails to follow reasonable written instructions or directions from the Board of Directors of Employer (the “Board”), or any other person authorized by the Board to instruct or supervise Executive (for purposes of this Agreement, any such authorized person is referred to as an “Authorized Board Designee”), or (D) fails to use good-faith efforts to perform the services required pursuant to this Agreement; and (ii) Executive fails to materially cure such violation or failure within fifteen days after receiving written notice from the Board clearly specifying the act or circumstances that gave rise to such violation or failure.

A notice of termination pursuant to this Section shall be in writing and shall state the alleged reason for termination. Executive, within not less than fifteen nor more than thirty days after such notice, shall be given the opportunity to appear before the Board, or a committee thereof, to rebut or dispute the alleged reason for termination. If the Board or committee determines, by a majority of the disinterested directors, after having given Executive the opportunity to rebut or dispute the allegations, that such reason is indeed valid, Employer may immediately terminate Executive’s employment under this Agreement for cause. Immediately upon giving the notice contemplated by this paragraph, Employer may elect, during the pendency of such inquiry, to relieve Executive of Executive’s regular duties.

Section 1.5 Termination for Good Reason. Executive is entitled to terminate this Agreement for “good reason,” with thirty days prior written notice, upon any of the following occurrences:

(a) Within six months following any Change of Control, Executive may terminate this Agreement, for any or no reason, provided that (i) notice of termination cannot be given prior to the consummation of the Change of Control; and (ii) this clause (a) will not apply in the event the applicable Change of Control transaction was approved by the Board before consummation and Brad A. Hummel did not vote as a Board member in opposition thereto;

(b) Executive may terminate this Agreement if Executive’s base salary, as provided hereunder, is diminished;

(c) Executive may terminate this Agreement if Employer requires that Executive move to a city other than Austin;

(d) Executive may terminate this Agreement if the Board or any Authorized Board Designee materially and unreasonably interferes with Executive’s ability to fulfill Executive’s job duties; or

(e) Executive may terminate this Agreement if Executive is reassigned to a position with diminished responsibilities, or Executive’s job responsibilities are materially narrowed or diminished.

Without limiting the provisions of Section 1.8 hereof, Executive agrees that Employer can relieve Executive of Executive’s duties hereunder prior to the end of the applicable notice period provided for in this Section, and in such event, Executive shall not thereafter be entitled to any of the benefits or salary described in Article III hereof. Furthermore, if the term of this Agreement expires upon notice of non-renewal given pursuant to Section 1.2 prior to the end of any notice period otherwise required under this Section, then the applicable notice period required under this Section does not apply and notice may be given at any time prior to such expiration.

If Employer does not relieve Executive of Executive’s duties during any applicable notice period under this Section, and the applicable notice period extends beyond the expiration of the term of this Agreement pursuant to Section 1.2, then the terms and provisions of this Agreement shall govern Executive’s employment by Employer until the end of such notice period, and the term of this Agreement shall be deemed automatically extended until the end of such notice period.

Section 1.6 Termination of Agreement by Employer Without Cause. Employer has the right to terminate this Agreement, other than “for cause,” on 30 days prior written notice. Any termination of this Agreement by Employer other than pursuant to the express terms of Section 1.2, Section 1.3 or Section 1.4 shall be deemed a termination pursuant to this Section, irrespective of whether the notice required under this Section is properly given.

Section 1.7 Termination of Agreement by Executive Without Good Reason. Executive may terminate Executive’s employment, other than for “good reason,” upon 30 days prior written notice stating that this Agreement is terminated other than for “good reason”. Executive agrees that Employer can relieve Executive of Executive’s duties hereunder prior to the end of such 30 day notice period, and in such event, Executive shall not thereafter be entitled to any of the benefits or salary described in Article III hereof.

Section 1.8 Executive’s Rights Upon Termination. Upon termination of this Agreement, Executive shall be entitled to the following:

(a) If this Agreement is terminated pursuant to Section 1.2, Section 1.3, Section 1.4, or Section 1.7 then Employer shall pay Executive or Executive’s representative, as the case may be, Executive’s then-current base salary (excluding any bonuses and non-cash benefits) through the effective date of termination (which, in the case of Section 1.7, shall follow any portion of the applicable notice period during which Executive has not been relieved of Executive’s duties hereunder), and Employer shall have no further obligations hereunder.

(b) If Employer terminates this Agreement without cause pursuant to Section 1.6 or otherwise, or Executive terminates this Agreement pursuant to Section 1.5, then, in addition to receiving Executive’s then current base salary through the effective date of termination, Executive (i) shall receive within 15 days of the effective date of termination a lump-sum payment equal to the average total annual cash compensation received in each of the last two completed calendar years (or the total annual cash compensation received in the last completed calendar year if two calendar years of employment have not been completed), multiplied by two, and (ii) shall be released from the provisions of Section 4.2, notwithstanding that the provisions of such Section would otherwise survive termination of this Agreement pursuant to Section 1.9. Executive and Employer agree that the effective date of any termination pursuant to Section 1.5 shall be the earlier of the end of the applicable notice period, if any, or the date on which Employer relieves Executive of Executive’s duties hereunder. Executive and Employer agree that the effective date of any termination pursuant to Section 1.6 hereof shall be only upon the expiration of the 30 day notice period described in Section 1.6, regardless of whether Employer earlier relieves Executive of Executive’s duties hereunder.

Section 1.9 Survival. Any termination of this Agreement and Executive’s employment as a result thereof shall not release either Employer or Executive from their respective obligations to the date of termination nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement, including, without limitation, the provisions of Article IV. Furthermore, neither the termination of this Agreement nor the termination of Executive’s employment under this Agreement shall affect, limit or modify in any manner the existence or enforceability of any other written agreement between Executive and Employer, even if such other agreements provide employment related benefits to Executive.

Section 1.10 Termination of Existing Agreements. Any previous employment agreement between Executive on the one hand and Employer or any of Employer’s Affiliates (as hereinafter defined) on the other hand is hereby terminated.

Section 1.11 “Change of Control.” As used in this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(a) Any person, entity or “group” within the meaning of § 13(d) or 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board;

(b) a merger, reorganization or consolidation whereby Employer’s equity holders existing immediately prior to such merger, reorganization or consolidation do not, immediately after consummation of such reorganization, merger or consolidation, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities entitled to vote generally in the election of directors;

(c) the sale of all or substantially all of Employer’s assets to an entity in which Employer, any subsidiary of Employer, or Employer’s equity holders existing immediately prior to such sale beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities entitled to vote generally in the election of directors; or

(d) any change in the identity of directors constituting a majority of the Board within a twenty-four month period unless the change was approved by a majority of the Incumbent Directors, where “Incumbent Director” means a member of the Board at the beginning of the period in question, including any director who was not a member of the Board at the beginning of such period but was elected or nominated to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors.

ARTICLE II.

Duties of Executive

Subject to the approvals by and the ultimate supervision of the Board and each Authorized Board Designee, Executive during the term hereof shall serve as the Treasurer and Chief Financial Officer. Subject to the control of the Board and any Authorized Board Designee, Executive shall have the responsibilities commensurate with Executive’s title and as otherwise provided in Employer’s bylaws and other governing documents, but in any event, construed in a manner generally consistent with the responsibilities of Executive that existed immediately prior to the Effective Date.

During the period of employment hereunder, Executive shall devote substantially Executive’s entire time and best efforts to the business of Employer for the profit, benefit and advantage of Employer, and shall perform such other services as shall be designated, from time to time, by the Board or any Authorized Board Designee; provided, however, that this Section shall not be construed as preventing Executive from investing Executive’s personal assets in business ventures that do not compete with Employer or Employer’s Affiliates (as hereinafter defined) or are not otherwise prohibited by this Agreement, and spending reasonable amounts of personal time in the management thereof. Executive shall use Executive’s best efforts to promote the interests of Employer and Employer’s Affiliates, and to preserve their goodwill with respect to their employees, customers, suppliers and other persons having business relations with Employer. Executive agrees to accept and hold all such offices and/or directorships with Employer and Employer’s Affiliates as to which Executive may, from time to time, be elected. For purposes of this Agreement, Employer’s subsidiaries, parent companies and other affiliates are collectively referred to as “Affiliates.”

ARTICLE III.

Salary; Expense Reimbursements

Section 3.1 Salary. As compensation for Executive’s service under and during the term of this Agreement (or until terminated pursuant to the provisions hereof) Employer shall pay Executive a salary of $16,666.67 per calendar month (prorated for partial months), payable in accordance with the regular payroll practices of Employer, as in effect from time to time. Such salary shall be subject to withholding for the prescribed federal income tax, social security and other items as required by law and for other items consistent with Employer’s policy with respect to health insurance and other benefit plans for similarly situated employees of Employer in which Executive may elect to participate.

Section 3.2 Other Benefits. During the term of this Agreement, Executive also shall be entitled to the same amount of paid vacation per year as was available to Executive and other senior management executives of Employer under the policy of Employer in effect on the Effective Date. Executive will not be paid for unused vacation, and unused vacation cannot be carried forward to subsequent years. Without limiting the foregoing, Executive shall also receive such paid sick leave, insurance and other fringe benefits as are generally made available to other personnel of Employer in comparable positions, with comparable service credit and with comparable duties and responsibilities. Any benefits in excess of those granted other salaried employees of Employer shall be subject to the prior approval of the Board. Notwithstanding the foregoing, (a) Executive shall be entitled to participate in Employer’s annual Executive Incentive Compensation Pool which is allocated to participants based on individual and company wide goal attainment, as determined in the sole discretion of the Board, and (b) Executive shall be eligible for participation in Employer’s Stock Option Plan (if any), but all option grants thereunder shall be subject to the sole discretion of the Board.

Section 3.3 Bonuses. In the discretion of the Board, and without implying any obligation on Employer ever to award a bonus to Executive, Executive may from time to time be awarded a cash bonus or bonuses for services rendered to Employer during the term of Executive’s employment under this Agreement. If and to the extent a bonus is ever considered for Executive, it is expected that any such bonus will be based not only on Executive’s individual performance and Executive’s relative position and responsibilities with Employer, but also on the performance and profitability of the entire business of Employer.

Section 3.4 Expenses. Employer shall reimburse all reasonable out-of-pocket travel and business expenses incurred by Executive in connection with the performance of Executive’s duties pursuant to this Agreement. Executive shall provide Employer with documentation of Executive’s expenses, in a form acceptable to Employer and which satisfies applicable federal income tax reporting and record keeping requirements.

Section 3.5 Location of Employment. The parties acknowledge and agree that Executive’s employment duties hereunder are performable in Austin, Texas, subject to business travel commensurate with Executive’s duties hereunder and as otherwise requested by Employer.

ARTICLE IV.

Executive’s Restrictive Covenants

Section 4.1 Confidentiality Agreement. Executive acknowledges that Executive has been and will continue to be exposed to confidential information and trade secrets (“Proprietary Information”) pertaining to, or arising from, the business of Employer and/or Employer’s Affiliates, that such Proprietary Information is unique and valuable and that Employer and/or Employer’s Affiliates would suffer irreparable injury if this information were divulged to those in competition with Employer or Employer’s Affiliates. Therefore, Executive agrees to keep in strict secrecy and confidence, both during and after the period of Executive’s employment, any and all information which Executive acquires, or to which Executive has access, during Executive’s employment by Employer, that has not been publicly disclosed by Employer or Employer’s Affiliates, that is not a matter of common knowledge by their respective competitors or that is not required to be disclosed through legal process. The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any inventions, processes, software, formulae, plans, devices, compilations of information, technical data, mailing lists, management strategies, business distribution methods, names of suppliers (of both goods and services) and customers, names of employees and terms of employment, arrangements entered into with suppliers and customers, including, but not limited to, proposed expansion plans of Employer, marketing and other business and pricing strategies, and trade secrets of Employer and/or Employer’s Affiliates.

Except with prior approval of the Board or any Authorized Board Designee, Executive will not, either during or after Executive’s employment hereunder: (a) directly or indirectly disclose any Proprietary Information to any person except authorized personnel of Employer; nor, (b) use Proprietary Information in any manner other than in furtherance of the business of Employer. Upon termination of employment, whether voluntary or involuntary, within forty-eight hours of termination, Executive will deliver to Employer (without retaining copies thereof) all documents, records or other memorializations including copies of documents and any notes which Executive has prepared, that contain Proprietary Information or relate to Employer’s or Employer’s Affiliates’ business, all other tangible Proprietary Information in Executive’s possession or control, and all of Employer’s and the Affiliates’ credit cards, keys, equipment, vehicles, supplies and other materials that are in possession or under Executive’s control.

Section 4.2 Nonsolicitation Agreement. During Executive’s employment hereunder and for a period of two years after Executive ceases to be employed by Employer, Executive shall not, directly or indirectly, for Executive’s own account or otherwise (i) solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by Employer or Employer’s Affiliates, any client, account or location of Employer or Employer’s Affiliates with which Executive has had any contact as a result of Executive’s employment hereunder; or (ii) solicit for employment or employ any employee or former employee of Employer or Employer’s Affiliates.

Section 4.3 Remedies. Executive understands and acknowledges damages at law alone will be an insufficient remedy for Employer and Employer will suffer irreparable injury if Executive violates the terms of this Agreement. Accordingly, Employer, upon application to a court of competent jurisdiction, shall be entitled to injunctive relief to enforce the provisions of this Agreement in the event of any breach, or threatened breach, of its terms. Executive hereby waives any requirement that Employer post bond or other security prior to obtaining such injunctive relief. Injunctive relief may be sought in addition to any other available rights or remedies at law. Employer shall additionally be entitled to reasonable attorneys’ fees incurred in enforcing the provisions of this Agreement.

ARTICLE V.

Miscellaneous

Section 5.1 Assignment. No party to this Agreement may assign this Agreement or any or all of its rights or obligations hereunder without first obtaining the written consent of all other parties hereto. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall not be deemed to confer upon any person not a party to this Agreement any rights or remedies hereunder. The provisions of this Section do not preclude the sale, transfer or assignment of the ownership interests of any entity that is a party to this Agreement, although such a sale, transfer or assignment may be expressly prohibited or conditioned pursuant to other provisions of this Agreement.

Section 5.2 Amendments. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

Section 5.3 Waiver of Provisions; Remedies Cumulative. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, privilege or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

Section 5.4 Further Assurances. At and from time to time after the Closing, each party shall, at the request of another party hereto, but without further consideration, execute and deliver such other instruments and take such other actions as the requesting party may reasonably request in order to more effectively evidence or consummate the transactions or activities contemplated hereunder.

Section 5.5 Entire Agreement. This Agreement and the agreements contemplated hereby or executed in connection herewith (a) constitute the entire agreement of the parties hereto regarding the subject matter hereof, and (b) supersede all prior employment agreements, both written and oral, among the parties hereto, or any of them.

Section 5.6 Severability; Illegality. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that any provision hereof may be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision that (a) preserves the underlying economic and financial arrangements between the parties hereto without substantial economic detriment to any particular party and (b) is as similar in effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. No party to this Agreement shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section.

Section 5.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

Section 5.8 Language Construction. This Agreement shall be construed, in all cases, according to its fair meaning, and without regard to the identity of the person who drafted the various provisions contained herein. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof. As used in this Agreement, “day” or “days” refers to calendar days unless otherwise expressly stated in each instance. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural. Use of the words “herein”, “hereof”, “hereto”, “hereunder” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise expressly noted.

Section 5.9 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (a) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to Employer:	Prime Medical Services, Inc.
1301 Capital of Texas Hwy, Suite C-300
Austin, TX 78746
Attention: Board of Directors
Facsimile Transmission: (512) 314-4503

If to Executive:	John Q. Barnidge
2806 Eagle Creek
Kingwood, TX 77345
Facsimile Transmission: (281) 360-6838

Section 5.10 CHOICE OF FORUM; ATTORNEYS’ FEES. THE PARTIES HERETO AGREE THAT THIS AGREEMENT IS PERFORMABLE IN WHOLE AND IN PART IN TRAVIS COUNTY, TEXAS, AND SHOULD ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT BE INSTITUTED BY ANY PARTY

HERETO (OTHER THAN A SUIT, ACTION OR PROCEEDING TO ENFORCE OR REALIZE UPON ANY FINAL COURT JUDGMENT ARISING OUT OF THIS AGREEMENT), SUCH SUIT, ACTION OR PROCEEDING SHALL BE INSTITUTED ONLY IN A STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS. EACH OF THE PARTIES HERETO CONSENTS TO THE IN PERSONAM JURISDICTION OF ANY STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS AND WAIVES ANY OBJECTION TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO RECOGNIZE THAT COURTS OUTSIDE TRAVIS COUNTY, TEXAS MAY ALSO HAVE JURISDICTION OVER SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT, AND IN THE EVENT THAT ANY PARTY HERETO SHALL INSTITUTE A PROCEEDING INVOLVING THIS AGREEMENT IN A JURISDICTION OUTSIDE TRAVIS COUNTY, TEXAS, THE PARTY INSTITUTING SUCH PROCEEDING SHALL INDEMNIFY ANY OTHER PARTY HERETO FOR ANY LOSSES AND EXPENSES THAT MAY RESULT FROM THE BREACH OF THE FOREGOING COVENANT TO INSTITUTE SUCH PROCEEDING ONLY IN A STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS, INCLUDING WITHOUT LIMITATION ANY ADDITIONAL EXPENSES INCURRED AS A RESULT OF LITIGATING IN ANOTHER JURISDICTION, SUCH AS REASONABLE FEES AND EXPENSES OF LOCAL COUNSEL AND TRAVEL AND LODGING EXPENSES FOR PARTIES, WITNESSES, EXPERTS AND SUPPORT PERSONNEL. THE PREVAILING PARTY IN ANY ACTION TO ENFORCE OR DEFEND RIGHTS UNDER THIS AGREEMENT SHALL BE ENTITLED TO RECOVER ITS COSTS AND REASONABLE ATTORNEYS’ FEES IN ADDITION TO ANY OTHER RELIEF GRANTED.

Section 5.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

SIGNATURE PAGE TO

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTED by Employer and Executive to be effective for all purposes as of the Effective Date provided above.

EMPLOYER:	PRIME MEDICAL SERVICES, INC.

Kenneth S. Shifrin, Chairman of the Board

EXECUTIVE:

John Q. Barnidge

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